Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 104 to Registration Statement No. 33-73404 on Form N-1A of our reports dated May 23, 2014, relating to the financial statements and financial highlights of Arizona Tax-Exempt Fund, Bond Index Fund, California Intermediate Tax-Exempt Fund, California Municipal Money Market Fund, California Tax-Exempt Fund, Core Bond Fund, Emerging Markets Equity Index Fund, Fixed Income Fund, Global Real Estate Index Fund, Global Sustainability Index Fund, Global Tactical Asset Allocation Fund, High Yield Fixed Income Fund, High Yield Municipal Fund, Income Equity Fund, Intermediate Tax-Exempt Fund, International Equity Fund, International Equity Index Fund, Large Cap Core Fund, Large Cap Equity Fund, Large Cap Growth Fund, Large Cap Value Fund, Mid Cap Index Fund, Money Market Fund, Municipal Money Market Fund, Short Bond Fund, Short-Intermediate Tax-Exempt Fund, Short-Intermediate U.S. Government Fund, Small Cap Core Fund, Small Cap Index Fund, Small Cap Value Fund, Stock Index Fund, Tax-Advantaged Ultra-Short Fixed Income Fund, Tax-Exempt Fund, Technology Fund, U.S. Government Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund, U.S. Treasury Index Fund, and Ultra-Short Fixed Income Fund, each a series of Northern Funds, appearing in the Annual Reports on Form N-CSR of Northern Funds for the year or period ended March 31, 2014, and to the references to us under the heading “Financial Highlights” in the Prospectuses and on page 1 or 2 and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 24, 2014